UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018

INOVALON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36841 (Commission File Number)	47-1830316 (IRS Employer Identification No.)

4321 Collington Road Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Merger Agreement

As previously announced, on March 6, 2018, Inovalon Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Butler Group Holdings, Inc., a Delaware corporation (“Butler”), New Heights Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, providing for the acquisition of Butler and its wholly-owned subsidiaries, including, without limitation, ABILITY Network Inc., a Delaware corporation, by the Company for aggregate consideration of $1.2 billion (the “Purchase Price”) payable in cash and restricted shares of the Company’s Class A Common Stock, par value $0.000005 per share (“Company Common Stock”). On April 2, 2018 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Butler, with Butler surviving the merger and becoming a direct, wholly-owned subsidiary of the Company (the “Merger”).

At the effective time of the Merger (the “Effective Time”), (i) each share of common stock of Butler (“Butler Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any dissenting shares and shares of Butler Common Stock held as treasury stock), was converted into the right to receive cash and restricted shares of Company Common Stock; (ii) each stock option of Butler that was in-the-money (an “In-the-Money Option”), and outstanding and unexercised immediately prior to the Effective Time was automatically vested, to the extent not already vested, canceled and extinguished, and automatically converted into the right to receive cash, and in the case of certain employees who are “accredited investors” under the Securities Act of 1933, as amended (“Securities Act”), restricted shares of Company Common Stock in lieu of receiving a portion of cash otherwise payable to such employees under the Merger Agreement; and (iii) each stock option of Butler that was not an In-the-Money Option as of immediately prior to the Effective Time, was automatically canceled and extinguished, no longer outstanding and ceased to represent the right to acquire shares of Butler Common Stock, without any payment of any consideration therefor in accordance with the terms of the Merger Agreement.

The aggregate Purchase Price paid by the Company was comprised of $1.1 billion in cash and $100.0 million in restricted shares of Company Common Stock (translating into 7.6 million shares, based on the 45-day trailing average stock price for the Company Common Stock as of March 5, 2018 of $13.16). The Company funded the cash portion of the Purchase Price through cash on hand and borrowings under the new Credit Facility (defined below).

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2018, and which is incorporated herein by reference.

The Merger Agreement has been incorporated by reference as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Butler, ABILITY Network Inc., or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Credit Facility

In connection with the Merger, on April 2, 2018, the Company entered into: (i) a credit agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent, and the other lenders party thereto (the “Lenders”); and (ii) a Guarantee and Collateral Agreement with MSSF, as Collateral Agent for the secured parties thereto, and certain of the Company’s subsidiaries as guarantors and grantors thereunder (the “Subsidiary Guarantors”) (the “Collateral Agreement” together with the Credit Agreement, the “Credit Facility”).

The Credit Agreement provides for: (i) a senior secured term loan facility with the Company as borrower in an aggregate principal amount of up to $980.0 million (the “Term Facility”); (ii) a senior secured revolving credit facility with the Company as borrower in an aggregate principal amount of up to $100.0 million (the “Revolving Facility”), which includes a sub-facility for the issuance of up to $25.0 million of letters of credit (the “Revolving Facility” together with the Term Facility, the “Facilities”); and (iii) incremental term loans (“Additional Term Loans”) and incremental increases under the Revolving Facility (the “Incremental Revolving Facility” together with the Additional Term Loans, the “Incremental Facilities”) in amounts such that after giving effect to the incurrence of any such Incremental Facilities, either (a) the aggregate amount of Incremental Facilities does not exceed 150.0 million, plus all voluntary prepayments of the Term Facility and voluntary prepayments of the Revolving Facility to the extent accompanied by a permanent reduction of the revolving commitments thereunder, plus an additional amount, so long as, after giving effect to the incurrence of such additional amount, the pro forma Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 4.00 to 1.00. The Revolving Facility will terminate on April 2, 2023 and the Term Facility will mature on April 2, 2025. The Company borrowed the entire $980.0 million Term Facility on April 2, 2018 and used the proceeds to pay off all of the Company’s existing obligations under the 2014 Credit Facility (as defined below) and to fund a portion of the cash consideration paid pursuant to the terms of the Merger Agreement to consummate the Merger. The Company has not drawn any monies under the Revolving Facility.

The Company’s obligations pursuant to the Facilities are guaranteed by the Subsidiary Guarantors and secured, with certain exceptions, by substantially all of the assets of the Company and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Company or any Subsidiary Guarantor and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Company and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

The loans outstanding under the Term Facility will bear interest, at the Company’s option, either at: (i) the Eurodollar Base Rate (as defined in the Credit Agreement) plus 3.50% or (ii) the Alternate Base Rate (as defined in the Credit Agreement) (“ABR”) plus 2.50%. Any loans outstanding under the Revolving Facility will bear interest, at the Company’s option, either at: (i) the Eurodollar Base Rate plus 3.50% (if the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) is greater than 4.00 to 1.00) or 3.25% (if the Senior Secured Net Leverage Ratio is less than or equal to 4.00 to 1.00) or (ii) ABR plus 2.50% (if the Senior Secured Net Leverage Ratio is greater than 4.00 to 1.00) or 2.25% (if the Senior Secured Net Leverage Ratio is less than or equal to 4.00 to 1.00). The Company may elect interest periods of one, two, three or six months for Eurodollar Base Rate borrowings. As set forth in the Credit Agreement, the ABR is the higher of: (i) the rate that MSSF as Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) one-month the Eurodollar Base Rate plus 1.0%.

The Credit Agreement provides for mandatory prepayments from (a) 50% of the Company’s annual Excess Cash Flow (as defined in the Credit Agreement) (beginning with the first full fiscal year commencing after the Closing Date), with step downs to 25% and 0% of Excess Cash Flow as certain Senior Secured Net Leverage Ratios are achieved, (b) net cash proceeds from asset sales and dispositions and (c) net cash proceeds from certain debt issuances (other than indebtedness permitted to be incurred under the Facilities). The Company may voluntarily prepay any borrowings under the Facilities at any time in minimum amounts of $10.0 million and in integral multiples of $1.0 million in excess thereof.

The Credit Agreement also contains certain events of default, upon the occurrence of which the amounts outstanding may, at the option of the Required Lenders (as defined in the Credit Agreement), accrue interest at an increased rate and payments of such outstanding amounts could be accelerated, or other remedies undertaken pursuant to the Credit Agreement or the Collateral Agreement, by the Required Lenders. In addition, the Company and its Restricted Subsidiaries (as defined in the Credit Agreement) are subject to certain affirmative and negative covenants under the Credit Agreement, and the Credit Agreement includes certain customary representations and warranties of the Company.

The Lenders or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

The foregoing descriptions of the Credit Agreement and the Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to copies of the Credit Agreement and the Security Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

On the Closing Date, the Company paid in full all amounts outstanding under that certain Credit and Guaranty Agreement, dated as of September 19, 2014, among the Company, certain subsidiaries of the Company as guarantors, each lender party thereto and Goldman Sachs Bank USA, as administrative agent (the “2014 Credit Facility”), and terminated all commitments to extend further credit thereunder.

The terms of the 2014 Credit Facility provided for credit facilities in the aggregate maximum principal amount of $400.0 million, consisting of a senior unsecured term loan facility in the original principal amount of $300.0 million (the “2014 Term Loan Facility”) and a senior unsecured revolving credit facility in the maximum principal amount of $100.0 million. The obligations under the 2014 Credit Facility were guaranteed by the Company’s domestic, wholly-owned subsidiaries. The 2014 Credit Facility contained customary affirmative and negative covenants, including limitations on negative pledges and liens. In addition, under the 2014 Credit Facility, the Company was required to maintain certain minimum liquidity levels, ($50.0 million while the 2014 Term Loan Facility remained available, or, if the 2014 Term Loan Facility had been repaid, $20.0 million), measured at the end of each of the Company’s fiscal quarters. In addition, the Company’s ability to incur debt under the 2014 Credit Facility was subject to compliance with a 4.00 to 1.00 leverage ratio under certain circumstances. The 2014 Credit Facility also contained certain mandatory prepayment requirements in connection with certain asset sales and customary events of default, including as a result of certain specified change of control events. The 2014 Term Loan Facility had a five-year term and was an amortizing facility with quarterly principal payments and monthly interest payments. The interest rate for the 2014 Term Loan Facility was LIBOR plus 1.25% per annum or the base rate plus 0.25% per annum (at the Company’s election).

Item 2.01.    Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 regarding the completion of the Merger is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 3.02.      Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the Company Common Stock comprising a portion of the Purchase Price is incorporated by reference into this Item 3.02. The Company Common Stock was issued in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the Merger, Mark A. Pulido, formerly the Chairman of the Board and Chief Executive Officer of ABILITY Network Inc., was appointed to the Company’s board of directors (the “Board”) effective as of the Closing Date. It is contemplated that Mr. Pulido may serve on certain committees of the Company’s Board, but no such committee appointments have been made at this time.

Mr. Pulido will receive the same compensation as other non-employee Company directors, which includes an annual cash retainer of $75,000 payable quarterly in arrears and an annual award of $175,000 payable in equity, which Mr. Pulido will receive as a grant of restricted stock units in connection with his appointment. In addition, to compensate Mr. Pulido for his expected advisory role assisting with the Company’s integration of ABILITY Network Inc., the Company has entered into an Agreement for Consulting Services with Mr. Pulido, dated March 29, 2018, pursuant to which Mr. Pulido will be paid $10,000 per month. In connection with his appointment, Mr. Pulido will enter into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 30, 2014, as amended (Registration No. 333-201321).

Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Pulido will participate in connection with his appointment. No family relationships exist between Mr. Pulido and any of the Company’s other directors or executive officers. Other than as noted above, there are no arrangements or understandings between Mr. Pulido and any person pursuant to which Mr. Pulido was selected as a director, and there are no actual or proposed transactions between Mr. Pulido or any of his related persons (as defined in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the Company that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act in connection with his appointment as a director of the Company.

In connection with Mr. Pulido’s appointment, the Board increased the size of the Board from six to seven directors.

Item 8.01.     Regulation FD Disclosure.

On April 2, 2018, the Company issued a press release announcing the completion of the Merger. A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(a)        Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of Butler Group Holdings, Inc. required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

(b)         Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)                        Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among Inovalon Holdings, Inc., New Heights Merger Corporation, Butler Group Holdings, Inc. and Shareholder Representative Services LLC, dated March 6, 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018).

10.1*	Credit Agreement dated as of April 2, 2018 among Inovalon Holdings, Inc., Morgan Stanley Senior Funding Inc., as Administrative Agent, and the other lenders party thereto.
10.2*	Guarantee and Collateral Agreement with Morgan Stanley Senior Funding, Inc., as Collateral Agent for the secured parties thereto, and the Subsidiary Guarantors dated April 2, 2018.
99.1	Press Release Dated April 2, 2018.
* Exhibits and schedules have been omitted pursuant to Item 6.01(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: April 2, 2018	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman